Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS THIRD QUARTER FISCAL 2007 RESULTS

CLEARWATER, FL, July 26, 2007 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its third quarter of fiscal 2007.

Revenue was $379.8 million for the quarter ended June 30, 2007 compared with $421.3 million for the comparable quarter last year. Same-store sales declined 9%, or $36.0 million. Revenue from stores recently opened, acquired or closed that are not eligible for inclusion in the same-store sales base declined $5.5 million. Net income was $13.9 million, or $0.73 per diluted share, compared with $17.5 million, or $0.90 per diluted share, for the third quarter of fiscal 2006. Utilizing an effective tax rate of 40%, the 2007 results include $0.03 per diluted share arising from the gain on the sale of the Company’s corporate plane; $0.02 per diluted share arising from the gain on insurance proceeds associated with damages to the Company’s Missouri facilities; and $0.18 per diluted share for the settlement of certain tax positions under an initiative offered by one of the states in which the Company operates. Excluding these items, earnings per diluted share was $0.50 for the three month period ended June 30, 2007.

Revenue grew 5.7% to $940.6 million for the nine-month period ended June 30, 2007 compared with $889.9 million for the comparable period in fiscal 2006. Same-store sales declined less than 1% compared with a 4% increase in the year ago period. Revenue from stores recently opened, acquired or closed that are not eligible for inclusion in the same-store sales base was $56.5 million. Net income for the nine-months ended June 30, 2007 was $13.4 million, or $0.70 per diluted share, compared with net income of $26.8 million, or $1.42 per diluted share, for the comparable period last year. The Company’s results for the nine-month period ended June 30, 2007 includes $0.06 per diluted share, arising from the proceeds of business interruption insurance for claims associated with Hurricane Wilma in 2006 and the unusual items mentioned above. Excluding these items, earnings per diluted share was $0.41 for the nine-month period ended June 30, 2007. The Company’s results for the nine-month period ended June 30, 2006 includes a $0.04 per diluted share charge for direct costs associated with Hurricane Wilma.

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William H. McGill, Jr., Chairman, President and Chief Executive Officer stated, “The past 12 months has been a challenging period for our industry, with retail unit percentage declines in the mid-teens, based on industry reports. Obviously, we have not been immune to the challenges facing our industry, which had a major negative effect on our performance this quarter.  We are using this difficult period to strengthen our Company for the long term by staying focused on exceeding the expectations of our customers. In this regard, we are pursuing a strategy of increasing our market share against competitors that do not enjoy our strong product portfolio or financial strength.  This strategy is resulting in significant success and will position us to benefit from greater revenue and earnings growth when the industry recovers. The continued expansion of our higher margin businesses, such as service, parts and accessories and finance and insurance activities, is continuing to offset a portion of the product pricing pressure that we are experiencing.”

“MarineMax is well positioned for the future,” concluded Mr. McGill. “Our balance sheet strength continues to build with equity exceeding $370 million with little long-term debt. We are seeking to continue to bolster our balance sheet by reducing current inventory levels and projected levels of inventory purchases in this difficult environment. This financial strength will allow us to expand opportunistically as we have in the past. Our strategic positioning will enable us to emerge from this challenging industry cycle with greater revenue and earnings potential than the last down cycle and will allow us to drive long-term growth and increased shareholder value.”

Based on current business conditions, retail trends and other factors, the Company expects its earnings per share for its fiscal year ending September 30, 2007 to range from $0.55 to $0.65 on a fully diluted basis excluding the unusual items detailed above, compared to the Company’s prior range of $0.45 to $0.65. The Company’s 2007 guidance assumes that same-store sales will decline in the low single digits on an annual basis and excludes the impact from any material acquisitions that it may complete.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2007, projected inventory purchases, company performance compared with industry performance as well as expected market share gains and long-term revenue and earnings growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, the synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue	$379,780	$421,348	$940,585	$889,919
Cost of sales	291,248	321,089	721,479	676,737

Gross profit	88,532	100,259	219,106	213,182
Selling, general, and administrative expenses	63,541	65,229	180,931	155,789

Income from operations	24,991	35,030	38,175	57,393
Interest expense	7,458	5,900	21,545	12,955

Income before income tax provision	17,533	29,130	16,630	44,438
Income tax provision	3,636	11,607	3,187	17,663

Net income	$13,897	$17,523	$13,443	$26,775

Basic net income per common share	$0.75	$0.95	$0.73	$1.49

Diluted net income per common share	$0.73	$0.90	$0.70	$1.42

Weighted average number of common shares used in computing net income per common share:
Basic	18,440,752	18,476,365	18,368,482	17,930,991

Diluted	19,034,148	19,426,294	19,086,507	18,900,843

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30,	June 30,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,327	$28,213
Accounts receivable, net	72,043	80,548
Inventories, net	491,656	435,661
Prepaid expenses and other current assets	9,241	9,305
Deferred tax assets	5,515	3,859

Total current assets	603,782	557,586
Property and equipment, net	118,447	122,794
Goodwill and other intangible assets, net	121,182	116,101
Other long-term assets	4,752	4,847

Total assets	$848,163	$801,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$30,635	$34,206
Customer deposits	28,578	28,512
Accrued expenses	30,716	30,351
Short-term borrowings	339,994	315,000
Current maturities of long-term debt	4,375	4,515

Total current liabilities	434,298	412,584
Deferred tax liabilities	11,774	12,187
Long-term debt, net of current maturities	27,542	33,790
Other long-term liabilities	2,484	2,786

Total liabilities	476,098	461,347
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at June 30, 2007 and 2006	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,747,176 and 18,733,778 shares issued and outstanding at June 30, 2007 and 2006, respectively	19	19
Additional paid-in capital	165,785	154,353
Retained earnings	213,749	187,699
Accumulated other comprehensive income	75	690
Treasury stock, at cost, 336,300 and 105,400 shares held at June 30, 2007 and June 30, 2006	(7,563)	(2,780)

Total stockholders’ equity	372,065	339,981

Total liabilities and stockholders’ equity	$848,163	$801,328

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